CMA Multi-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Year Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/20/2003	$200	University NC Chapel Hill	1.00%	02/15/2031
06/23/2003	300	University NC Chapel Hill	1.03	02/15/2031
06/27/2003	200	University NC Chapel Hill	1.02	02/15/2031
06/30/2003	2,300	University NC Chapel Hill	1.00	02/15/2031
07/28/2003	5,900	University NC Chapel Hill	0.82	02/15/2031
08/22/2003	1,000	University NC Chapel Hill	0.80	02/15/2031
01/22/2004	1,085	University NC Chapel Hill	0.73	02/15/2031
01/26/2004	1,485	University NC Chapel Hill	0.86	02/15/2031
02/10/2004	2,000	University NC Chapel Hill	0.80	02/15/2031
02/11/2004	3,500	University NC Chapel Hill	0.80	02/15/2031
02/12/2004	5,115	University NC Chapel Hill	0.84	02/15/2031
02/13/2004	1,985	University NC Chapel Hill	0.91	02/15/2031